UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	June 11, 2015

Alliance Bancorp, Inc. of Pennsylvania
(Exact name of registrant as specified in its charter)

Pennsylvania	000-54246	56-2637804
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

541 Lawrence Road, Broomall, Pennsylvania	19008
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(610) 353-2900

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

As previously announced, Alliance Bancorp, Inc. of Pennsylvania (“Alliance”) and WSFS Financial Corporation (“WSFS”) entered into an Agreement and Plan of Reorganization , dated as of March 2, 2015 (the “Merger Agreement”), providing for the merger of Alliance with and into WSFS, with WSFS as the surviving corporation (the “Merger”). Alliance (SEC File No 0-54246) and WSFS (SEC File No. 333-203572) filed a definitive proxy statement/prospectus, dated as of May 8, 2015 (the “Proxy Statement/Prospectus”), with the Securities and Exchange Commission (“SEC”) in connection with the proposed Merger.

As previously described in the Proxy Statement/Prospectus, four purported shareholder derivative and class action complaints relating to the Merger were filed. These actions, Parshall v. Stonier (filed on April 20, 2015 and amended on May 8, 2015), Sloss v. Cirucci et al. (filed on May 4, 2015), Hewes v. Cirucci et al. (filed on May 4, 2015) and Rubin v. Stonier et al. (filed May 8, 2015) were all filed in the Court of Common Pleas of Delaware County, Pennsylvania. Subsequently, the four actions were consolidated into one action under the caption, In Re Alliance Bancorp, Inc. of Pennsylvania Derivative and Class Action Litigation (Lead Case No. 2015-3606, Court of Common Pleas of Delaware County, Pennsylvania) (the “Lawsuit”). The Lawsuit named as defendants Alliance (as nominal defendant), its directors and certain of its officers, and WSFS (collectively, the “Defendants”). The Lawsuit alleged that the members of the Alliance board of directors breached their fiduciary duties to Alliance shareholders by approving the Merger for inadequate consideration, approving the transaction in order to obtain benefits for Alliance directors and officers that are not equally shared by other Alliance shareholders, entering into the Merger Agreement allegedly containing preclusive deal protection terms, and failing to take steps to maximize the value to be paid to the Alliance shareholders. The Lawsuit also alleged claims against WSFS for aiding and abetting these alleged breaches of fiduciary duties, and challenged the adequacy of the disclosures concerning the transaction in the Proxy Statement/Prospectus. The plaintiffs in these actions sought injunctive relief, rescission, or rescissory damages in the event the Merger is consummated, damages, attorneys’ fees and costs, and other and further relief.

On June 11, 2015, solely to avoid the costs, risks and uncertainties inherent in litigation, Alliance, WSFS and the other Defendants entered into a Memorandum of Understanding (the “MOU”) with the plaintiffs ( the “Plaintiffs”) regarding the settlement of the Lawsuit. Pursuant to the MOU, Alliance and WSFS have agreed to file with the SEC and make publicly available to shareholders of Alliance the supplemental disclosures provided below in this Current Report on Form 8-K, and the Plaintiffs have agreed to release Alliance, WSFS and the other Defendants from all claims related to the Merger Agreement and the proposed Merger, subject to approval of the Court. If the Court approves the settlement contemplated in the MOU, the Lawsuit will be dismissed with prejudice, and all claims that were or could have been brought challenging any aspect of the proposed Merger, the Merger Agreement, and any disclosure made in connection therewith will be released and barred. Under the terms of the MOU, counsel for the Plaintiffs and Defendants have agreed to negotiate in good faith in an effort to agree upon the award of Plaintiffs’ attorneys’ fees and expenses to be paid by Alliance, its successor in interest and/or its insurer. In the event no agreement is reached among Plaintiffs and Defendants with respect to the award of attorneys’ fees and expenses, then Plaintiffs have reserved the right to apply to the court for payment of their attorneys’ fees and expenses. The amount of any fees and expense awarded will ultimately be determined and approved by the Court, and will not affect the amount of merger consideration to be paid by WSFS. In the MOU, the parties have agreed to negotiate in good faith to prepare a stipulation of settlement to be filed with the Court and other documentation as may be required to effectuate the settlement. There can be no assurance that the parties ultimately will enter into a stipulation of settlement or that the Court will approve the settlement even if the parties were to enter into such stipulation. The proposed settlement contemplated by the MOU will become void in the event that the parties do not enter into such stipulation or the Court does not approve the settlement.

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The settlement will not affect the timing of the special meeting of shareholders of Alliance scheduled for June 18, 2015 in Havertown, Pennsylvania to vote upon a proposal to adopt the Merger Agreement. Alliance, WSFS, and the other Defendants deny all of the allegations in the lawsuits and believe the disclosures previously included in the Proxy Statement/Prospectus are appropriate under the law. Nevertheless, Alliance, WSFS, and the other Defendants have agreed to settle the Lawsuit in order to avoid the costs, disruptions and distraction of further litigation.

Alliance, WSFS and the other Defendants have vigorously denied, and continue to vigorously deny, that they have committed or aided and abetted in the commission of any violation of law or engaged in any of the wrongful acts that were alleged in the Lawsuit and expressly maintain that, to the extent applicable, they diligently and scrupulously complied with their fiduciary and other legal burdens and entered into the MOU solely to eliminate the burden and expense of further litigation and to put the claims that were or could have been asserted to rest. Alliance, WSFS and the other Defendants believe the disclosures in the Proxy Statement/Prospectus are adequate under law. Nothing in this Current Report on Form 8-K, the MOU or any stipulation of settlement shall be deemed an admission of the legal necessity or materiality under applicable laws of any of the disclosures set forth herein.

SUPPLEMENT TO DEFINITIVE PROXY STATEMENT/PROSPECTUS

In the settlement of the outstanding Lawsuit, as set forth in this Current Report on Form 8-K, Alliance agreed to make these supplemental disclosures to the Proxy Statement/Prospectus. These disclosures should be read in connection with the Proxy Statement/Prospectus, which should be read in its entirety. Defined terms used but not defined herein have the meanings set forth in the Proxy Statement/Prospectus. Without admitting in any way that the disclosures below are material or otherwise required by law, Alliance makes the following supplemental disclosures:

The following supplements the disclosure in the Proxy Statement/Prospectus and is added immediately following the fifth sentence of the third paragraph on page 40.

The NDAs included customary provisions which, among other things, restricted the ability of the institutions signing the NDAs to make unsolicited proposals to acquire, or to acquire, any securities of Alliance or propose a business combination transaction with Alliance or propose any tender or exchange offer for Alliance’s securities (commonly referred to as a “standstill provision”). The standstill provisions were for a period of 18 months (12 months in one case) from the date the NDA was executed, and remain in full force and effect.

The following supplements the disclosure in the Proxy Statement/Prospectus and is added to the end of the second paragraph on page 50.

KBW reviewed with the Alliance board of directors the implied aggregate value of the merger consideration of $92.0 million, consisting of (i) the implied value of the merger consideration of $22.36 per share of Alliance common stock multiplied by approximately 4.0 million outstanding shares of Alliance common stock and taking into account the application of the consideration payable on approximately 63,000 unallocated ESOP shares to retire outstanding debt on Alliance’s ESOP loans and (ii) total option consideration of $3.4 million, based upon the difference between the per share cash consideration of $22.00 and the weighted average exercise price of $11.60 multiplied by approximately 326,000 outstanding Alliance stock options.

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The following supplements the disclosure in the Proxy Statement/Prospectus and is added after the footnotes to the first table on page 53 under the heading “WSFS Selected Companies Analysis.”

The bottom quartile, average, median and top quartile last-twelve-months (“LTM”) earnings per share (“EPS”) multiples indicated in the selected companies analysis excluded the impact of the LTM EPS multiples for the following three selected companies which were considered to be not meaningful because the multiples were either negative or greater than 30.0x: Beneficial Bancorp, Inc., Bancorp, Inc. and Northfield Bancorp, Inc. The bottom quartile, average, median and top quartile 2015 estimated EPS multiples indicated in the selected companies analysis excluded the impact of the 2015  EPS estimated multiples for Beneficial Bancorp, Inc. and Northfield Bancorp, Inc. which were considered to be not meaningful because the multiples were greater than 30.0x. The bottom quartile, average, median and top quartile 2016 estimated EPS multiples indicated in the selected companies analysis excluded the impact of the 2016  EPS estimated multiple for Beneficial Bancorp, Inc. which was considered to be not meaningful because the multiple was greater than 30.0x.

The following supplements the disclosure in the Proxy Statement/Prospectus and is added after the first table on page 55 under the heading “Select Transaction Analysis”.

The bottom quartile, average, median and top quartile LTM EPS multiples indicated in the selected transactions analysis excluded the impact of the LTM EPS multiples for the following five selected transactions which were considered to be not meaningful because the multiples were either less than 0.0x or greater than 50.0x: First NBC Bank Holding Company/State Investors Bancorp, Inc., IBERIABANK Corporation/Florida Bank Group, Inc., Cape Bancorp, Inc./Colonial Financial Services, Inc., Independent Bank Corp./Peoples Federal Bancshares, Inc. and F.N.B. Corporation/OBA Financial Services, Inc.

The following supplements the disclosure in the Proxy Statement/Prospectus and is added following the fourth sentence of the second paragraph on page 56 under the heading “Discounted Cash Flow Analysis.”

Estimated free cash flows were calculated generally as any portion of estimated earnings in excess of the amount of capital assumed to be required to fund projected asset growth while maintaining a tangible common equity to assets ratio of 8.0%. In connection with the discounted cash flow analysis, the range of discount rates of 11.5% to 15.5% was derived using the capital asset pricing model.

The following supplements the disclosure in the Proxy Statement/Prospectus and amends and restates the first sentence of the partial paragraph beginning at the bottom of page 56 under the heading “Miscellaneous.”

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Pursuant to KBW’s engagement agreement, Alliance agreed to pay KBW a total cash fee equal to 1.20% of the aggregate merger consideration (or approximately $1.1 million), $100,000 of which became payable to KBW upon the rendering of KBW’s opinion and the balance of which is contingent upon the consummation of the Merger.

Certain Financial Projections and Forecasts for Alliance

Alliance does not, as a matter of course, publicly disclose forecasts or internal projections as to its future performance, earnings or other results due to, among other things, the uncertainty of the underlying assumptions and estimates. However, Alliance provided certain nonpublic unaudited prospective financial information to WSFS and other prospective bidders, as well as KBW, in connection with the confidential information memorandum prepared in December 2014.

This nonpublic unaudited prospective financial information was not prepared for the purposes of, or with a view toward, public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, published guidelines of the SEC regarding forward-looking statements or GAAP.

This nonpublic unaudited prospective financial information is subject to the limitations set forth under the caption “Cautionary Statement Regarding Forward-Looking Statements” in the Proxy Statement/Prospectus and under the caption “Forward-Looking Statement Disclaimer,” below, and should not be regarded as an indication that Alliance, WSFS, their respective boards of directors, or KBW considered, or now consider, this information to be necessarily predictive of actual future results. In addition, this information represents Alliance’s evaluation at the time it was prepared of Alliance’s future financial performance on a stand-alone basis, and without reference to the proposed merger or transaction-related costs or benefits. No assurances can be given that this information and the underlying assumptions are reasonable or that if it had been prepared as of the date of this document, similar assumptions would be used. In addition, this information may not reflect the manner in which WSFS would operate Alliance’s business after the Merger.

Alliance’s management prepared projections in connection with its consideration of the proposed Merger, which projections were also provided to KBW and utilized in certain of the financial analyses performed in connection with KBW’s opinion. Such projections reflected that Alliance’s projected net income, on a stand-alone basis not assuming completion of the Merger, would be $3.2 million, $3.8 million and $4.3 million, respectively, for the years ending December 31, 2015, 2016 and 2017. On a per share basis, Alliance management’s projected earnings per share would be $0.78, $0.93 and $1.06, respectively, for the years ending December 31, 2015, 2016 and 2017. Alliance’s management also projected total assets of $440 million, $460 million and $484 million, respectively, at December 31, 2015, 2016 and 2017. Alliance’s management projected a long-term earnings growth rate of 8.0% annually and a long-term asset growth rate of 5.0% annually (which KBW used for its discounted cash flow analysis of Alliance).

In addition, management of WSFS provided to, or discussed with, KBW certain additional assumptions which were utilized in certain of the financial analyses performed in connection with KBW’s opinion, including the following: (i) cost savings of approximately $3.8 million (annualized) in 2015 (representing 35% of Alliance’s estimated non-interest expense) and 43% of Alliance’s estimated non-interest expense thereafter; (ii) total pre-tax deal expense of $9.0 million and $2.7 million of additional capital expenditures, capitalized and recognized over an eight-year period and (iii) purchase accounting adjustments consisting of a $10.9 million gross mark-to-market write down of Alliance’s loan portfolio and a $4.2 million, net, mark-to-market write up of the value of Alliance’s owned buildings and other fixed assets.

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Forward-Looking Statement Disclaimer

This communication contains estimates, predictions, opinions, projections and other “forward-looking statements” as that phrase is defined in the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, references to WSFS’s and Alliance’s predictions or expectations of future business or financial performance as well as their respective goals and objectives for future operations, financial and business trends, business prospects, and management’s outlook or expectations for earnings, revenues, expenses, capital levels, liquidity levels, asset quality or other future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “target,” “estimate,” “continue,” “positions,” “prospects” or “potential,” by future conditional verbs such as “will,” “would,” “should,” “could” or “may,” or by variations of such words or by similar expressions. Such forward-looking statements are based on various assumptions (some of which may be beyond WSFS’s and Alliance’s control) and are subject to risks and uncertainties (which change over time) and other factors which could cause actual results to differ materially from those currently anticipated.

In addition to factors previously disclosed in WSFS’s and Alliance’s reports filed with the SEC, and those identified elsewhere in this document, the following factors among others, could cause actual results to differ materially from forward-looking statements or historical performance: ability to obtain regulatory approvals and meet other closing conditions to the Merger, including approval by Alliance’s shareholders on the expected terms and schedule; delay in closing the Merger; difficulties and delays in integrating the Alliance business or fully realizing cost savings and other benefits; business disruption following the Merger; changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer acceptance of WSFS products and services; customer borrowing, repayment, investment and deposit practices; customer disintermediation; the introduction, withdrawal, success and timing of business initiatives; competitive conditions; the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with mergers, acquisitions and divestitures; economic conditions; and the impact, extent and timing of technological changes, capital management activities, and other actions of the Federal Reserve Board and legislative and regulatory actions and reforms.

Additional Information and Where to Find It

In connection with the Merger, WSFS filed a registration statement on Form S-4 regarding the Merger with the SEC. Investors and security holders are urged to read the Proxy Statement/Prospectus because it contains important information about WSFS and Alliance and the Merger. Investors and security holders may obtain a free copy of the definitive Proxy Statement/Prospectus and other documents when filed with the SEC at the SEC’s website at www.sec.gov. The definitive Proxy Statement/Prospectus and other relevant documents also are available free of charge from WSFS by directing such requests to: WSFS Financial Corporation, Attention: Investor Relations WSFS Bank Center 500 Delaware Avenue, Wilmington, DE 19801, or from Alliance by directing such requests to: Alliance Bancorp, Inc. of Pennsylvania, Attention: Kathleen P. Lynch, Corporate Secretary, 541 Lawrence Road, Broomall, PA 19008.

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Participants in the Solicitation

Alliance and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the proposed Merger. Information concerning the directors and executive officers of Alliance is set forth in the Annual Report on Form 10-K of Alliance for the year ended December 31, 2014, as filed with the SEC on March 25, 2015. Information about the ownership in Alliance of its directors and executive officers is set forth in the Proxy Statement/Prospectus. Each of these documents is available free of charge at the SEC’s web site at http://www.sec.gov and from Alliance’s website at http://www.allianceanytime.com.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ALLIANCE BANCORP, INC. OF PENNSYLVANIA

Date: June 11, 2015	By:	/s/ Peter J. Meier
Peter J. Meier
Executive Vice President and
Chief Financial Officer

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